Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of Falcon’s Beyond Global, Inc. on Amendment No. 1 to Form S-4 of our report dated March 29, 2023, with respect to the financial statements of FAST Acquisition Corp. II, which includes an explanatory paragraph as to the ability of FAST Acquisition Corp. II to continue as a going concern, which is contained in that proxy statement/prospectus. We also consent to the reference to our Firm under the heading “Experts” in such proxy statement/prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

May 15, 2023